AllianceBernstein Global Thematic Growth Fund, Inc.
811-03131

77.D0  Policies with Respect to Security Investment

AllianceBernstein Global Technology Fund, Inc. (Tech Fund)
AllianceBernstein Global Health Care Fund, Inc. (Health Care)


Forms of Resolutions for Adoption at
Regular Meetings of Board of Directors
August 5-7, 2008

Tech Fund


AllianceBernstein Global Technology Fund, Inc. (Tech Fund)


Revision of Investment Policies

      RESOLVED, that the Directors hereby determine that revising the non-fundamental investment policies of Tech Fund, as indicated in Appendix A, is advisable and in the best interests of Tech Fund, and that the proposed revisions to the non-fundamental investment policies as indicated in Appendix A are hereby approved;
Name Change

      RESOLVED, that the Directors hereby approve renaming Tech Fund as AllianceBernstein Global Thematic Growth Fund, Inc.;
      RESOLVED, that the Secretary of Tech Fund is hereby authorized and directed, in the name and on behalf of Tech Fund, to prepare and mail or cause to be mailed notice of the name change in accordance with Rule 35d-1 under the Investment Company Act of 1940, as amended (the Act) along with notice of the changes in non-fundamental investment policies;
      RESOLVED, that, as permitted by the Maryland General Corporation Law (the MGCL), it is advisable and in the best interests of Tech Fund to amend the charter of Tech Fund to change the name of Tech Fund to AllianceBernstein Global Thematic Growth Fund, Inc. (the Tech Fund
Name Change), and that the Board of Directors hereby authorizes and approves the Tech Fund Name Change and the preparation and filing of Articles of Amendment with the State Department of Assessments and Taxation of the State of Maryland (SDAT) effecting such change;


APPENDIX A
      The Adviser recommended to the Board that Tech Funds non-fundamental investment policies be modified as follows:
(i)	to eliminate its policy to invest at least 80% of its net assets in technology-related stocks consistent with the change in its name to AllianceBernstein Global Thematic Growth Fund, Inc.
(ii)	to permit the Fund to invest in real estate investment trusts; and
(iii)	to permit the Fund to invest in zero-coupon bonds and
payment-in-kind bonds.





Ablegal/agtgf/Item 77D0 for nsar 3-09






ablegal -  1516441 v1